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                                                                  EXHIBIT 23.6


                     CONSENT OF NATCITY INVESTMENTS, INC.


        We hereby consent to the use of our opinion letter dated September 24, 1996 to the Board of Directors of Monitek Technologies, Inc. included as Annex D in the Joint Proxy Statement/Prospectus, which is a part of this Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and we do not thereby admit that we are experts with respect to any part of this Registration Statement within the meaning of the term "expert" as used in the Securities Act.


                                        /s/ NATCITY INVESTMENTS, INC.


September 27, 1996